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EXHIBIT 99.4

CONSENT OF LAZARD FRÈRES & CO. LLC

        We hereby consent to (i) the inclusion of our opinion letter dated April 9, 2003 to the Special Committee of the Board of Directors of Hotels.com as Appendix B to this Information Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed acquisition by USA Interactive of the shares of Hotels.com common stock that it does not already own and (ii) the references to such opinion, and to our name, in the Information Statement/Prospectus under the captions "Summary—Opinion of Financial Advisor," "The Merger—Background to the Merger," "The Merger—The Special Committee's and Hotels.com's Reasons for the Merger," and "The Merger—Opinion of the Financial Advisor to the Special Committee." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: May 5, 2003
LAZARD FRÈRES & CO. LLC
	By:	/s/ ALBERT H. GARNER
		Name:	Albert H. Garner
		Title:	Managing Director

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CONSENT OF LAZARD FRÈRES & CO. LLC